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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                             (Amendment No. ____)*

                           LaSalle Hotel Properties
                               (Name of Issuer)

             7.25% Series G Cumulative Redeemable Preferred Shares
                    of Beneficial Interest, par value $0.01
                        (Title of Class of Securities)

                                   517942603
                                (CUSIP Number)

                              September 23, 2009
            (Date of Event which requires filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

       [_] Rule 13d-1(b)

       [X] Rule 13d-1(c)

       [_] Rule 13d-1(d)

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* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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 CUSIP NO. 517942603                                              Page 2 of 5
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 1. NAME OF REPORTING PERSON
    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Public Sector Pension Investment Board / Not applicable
-------------------------------------------------------------------------------
 2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
    (a) [_]
    (b) [_]
          / Not applicable
-------------------------------------------------------------------------------
 3. S.E.C. USE ONLY

-------------------------------------------------------------------------------
 4. CITIZENSHIP OR PLACE OR ORGANIZATION

          Canada
-------------------------------------------------------------------------------
                5.  SOLE VOTING POWER

                     843,365
               ----------------------------------------------------------------
  NUMBER OF     6.  SHARED VOTING POWER
   SHARES
BENEFICIALLY         0
OWNED BY EACH  ----------------------------------------------------------------
  REPORTING     7.  SOLE DISPOSITIVE POWER
 PERSON WITH
                     843,365
               ----------------------------------------------------------------
                8.  SHARED DISPOSITIVE POWER

                     0
-------------------------------------------------------------------------------
 9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          843,365
-------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*    [_]


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11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          13.3%*
-------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON

          CO
-------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT

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* Based upon 6,348,888 Series G Shares outstanding on July 22, 2009, as disclosed by LaSalle Hotel Properties in its quarterly report on Form 10-Q filed with the Securities and Exchange Commission on July 22, 2009.

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CUSIP NO. 517942603                                                 Page 3 of 5
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Item 1 (a)     Name of Issuer:

               LaSalle Hotel Properties

Item 1 (b)     Address of Issuer's Principal Executive Offices:

               3 Bethesda Metro Center, Suite 1200, Bethesda, Maryland 20814

Item 2 (a)     Name of Person Filing:

               Public Sector Pension Investment Board

Item 2 (b)     Address of Principal Business or, if None, Residence:

               1250 Rene Levesque Boulevard West, Suite 900, Montreal, Quebec H3B 4W8

Item 2 (c)     Citizenship:

               Canada

Item 2 (d)     Title of Class of Securities:

               7.25% Series G Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $0.01 (the "Series G Shares"), of the Issuer. Neither the filing of this Schedule 13G nor anything contained in this Schedule 13G shall be deemed to be an admission or acknowledgment that the Series G Shares constitute a class of "equity securities" for purposes of
               Section 13(d) of the Securities Act of 1934, as amended, or the rules of the U.S. Securities and Exchange Commission thereunder.

Item 2 (e)     CUSIP Number:

               517942603

Item 3 If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

       (a) [_] Broker or dealer registered under Section 15 of the Exchange
               Act;

       (b) [_] Bank as defined in Section 3(a)(6) of the Exchange Act;

       (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act;

       (d) [_] Investment company registered under Section 8 of the Investment Company Act;

       (e) [_] An investment adviser in accordance with Rule
               13d-1(b)(1)(ii)(E);

       (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

       (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

       (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

       (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

       (j) [X] A non-U.S. institution in accordance with
               (S)240.13d-1(b)(1)(ii)(J);

       (k) [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

       If filing as a non-U.S. institution in accordance with
       (S)240.13d-1(b)(1)(ii)(J), please specify the type of institution:
       Employee Benefit Plan

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CUSIP NO. 517942603                                                 Page 4 of 5
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Item 4     Ownership

           (a)   Amount beneficially owned:

                 843,365

           (b)   Percent of Class:

                 13.3%

           (c)   Number of shares as to which such person has:

                 (i)   Sole power to vote or direct the vote:

                       843,365

                 (ii)  Shared power to vote or to direct the vote:

                       0

                 (iii) Sole power to dispose or to direct the disposition:

                       843,365

                 (iv) Shared power to dispose or to direct the disposition:

                       0

Item 5     Ownership of Five Percent or Less of a Class

           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [_]

Item 6     Ownership of More than Five Percent on Behalf of Another Person

           Not Applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported On by the Parent Holding Company.

           Not Applicable

Item 8     Identification and Classification of Members of the Group

           Not Applicable

Item 9     Notice of Dissolution of Group

           Not Applicable

Item 10    Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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CUSIP NO. 517942603                                                 Page 5 of 5
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                                   SIGNATURE

   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: October 1, 2009

                                          PUBLIC SECTION PENSION
                                          INVESTMENT BOARD

                                          By:     /s/ Neil Cunningham
                                                  -----------------------------
                                          Name:   Neil Cunningham
                                          Title:  First Vice President, Real
                                                  Estate Investments

                                          By:     /s/ Stephanie Lachance
                                                  -----------------------------
                                          Name:   Stephanie Lachance
                                          Title:  Corporate Secretary